Exhibit 3.1

Form of Certificate of Amendment
to
the Amended and Restated Certificate of Incorporation

December 29, 2025

Foxx Development Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That at a meeting of the Board of Directors of the Corporation on February 15, 2025, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation (the “Charter”) of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article X of the Charter is hereby amended and restated to read in full as follows (the “Amendment”):

ARTICLE X

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any investment or business opportunity or activity or potential transaction or matter, relating in any way to consumer electronics, mobile networks, communications or connectivity technology that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, unless such Excluded Opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such director solely in his or her capacity as such.

Neither the amendment, alteration, or repeal of this Article X nor the adoption of any provision inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of the renunciation of any business opportunity existing prior to such amendment, alteration, repeal or adoption.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Foxx Development Holdings, Inc.

By:	/s/ “Joy” Yi Hua
Name:	“Joy” Yi Hua
Title:	Chairwoman and CFO